Execution Copy

BENTON STREET PARTNERS III, L.P.

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of June 5, 2007 between MassMutual Capital Partners LLC (“Transferor”), and Benton Street Partners III, L.P., a Delaware limited partnership (“Transferee”). Terms defined in the Amended and Restated Limited Partnership Agreement of the Transferee dated as of the date hereof and not otherwise defined herein are used with the meanings so defined.

WHEREAS, Transferor is the legal and beneficial owner of 500,000 shares of 7.25% convertible cumulative participating preferred stock, par value $0.01 per share (the “Preferred Stock”) of Scottish Re Group Limited, an exempted company limited by shares organized and existing under the laws of the Cayman Islands (“SRGL”); and

WHEREAS, Transferor desires to sell, transfer and assign to Transferee, and Transferee desires to purchase, acquire and assume, legal and beneficial ownership of, 134,667 shares of Preferred Stock (the “Shares”); and

WHEREAS, Transferor holds the Shares subject to the terms and conditions set forth in the Securities Purchase Agreement dated as of November 26, 2006 by and among SRGL and the investors named therein, the Certificate of Designation of the Shares filed with the Secretary of State of Delaware, the Registration Rights and Shareholders Agreement dated as of May 7, 2007 among SRGL and the investors named therein, and the Voting Agreement dated March 30, 2007 among certain of such investors and SRGL and the Investors Agreement (the “Investors Agreement”) dated May 7, 2007 by and among SRGL Acquisitions, LDC (“SRGL Acquisitions”) and the Transferor (collectively, the “Transaction Documents”); and

WHEREAS, in consideration of $80,800,200 to be paid by the Transferee to the Transferor on the date hereof, Transferor desires to transfer the Shares to Transferee, together with all rights that may have been or may be exercised by the Transferor under the Transaction Documents, and Transferee desires to assume all obligations and liabilities under the Transaction Documents with respect to the Shares;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.	Assignment and Assumption. Subject to paragraphs 2, 3 and 4 hereof:

(a)          Transferor hereby grants, conveys, transfers and assigns to Transferee, and Transferee hereby accepts such grant, conveyance, transfer and assignment of, all of Transferor’s right, title and interest in and to the Shares; and

(b)          Transferor hereby grants, conveys, transfers and assigns to Transferee all of Transferor’s right, title and interest in and to and all of its rights and obligations under, and

Transferee hereby assumes and agrees to perform all of Transferor’s obligations under, the Transaction Documents with respect to the Shares.

(c)          Notwithstanding paragraphs 1(a) and 1(b), Transferor is not transferring to Transferee (i) any rights or obligations with respect to the 365,333 shares of Preferred Stock owned by Transferor that are not being transferred under this Agreement or (ii) any rights or obligations under the Transaction Documents with respect to such shares (the “Retained Shares”). Insofar as the Shares and the Retained Shares permit Transferor to nominate or appoint members of the board of directors of SRGL, the right to nominate one such director is being transferred to Transferee hereby; provided that the transfer of such right shall in no event limit or modify SRGL Acquisitions’ right to nominate or appoint members of the Board of Directors of SRGL to the extent that such Shares shall be deemed to be included in the Convertible Shares Voting Power of SRGL Acquisitions (as determined and defined in accordance with the Investors Agreement).

2.            Purchase Price. The total purchase price which Transferee shall pay Transferor for the Shares is $80,800,200.

3.            Representations and Warranties of Transferee. Transferee hereby represents and warrants to each of Transferor as follows:

(a)          Transferee has all requisite power and authority to execute and deliver this Agreement and to carry out all of the terms and provisions thereof.

(b)          The execution, delivery and performance of this Agreement by Transferee have been duly authorized by all necessary action on its behalf. This Agreement has been executed and delivered on behalf of Transferee and constitutes the legal, valid and binding obligation of Transferee, enforceable against it in accordance with its terms, except to the extent that the enforcement of the rights and remedies created thereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)          Transferee is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “1933 Act”).

(d)          Transferee is acquiring the Shares for its own account, for investment and not with a view to any resale or distribution thereof in violation of the 1933 Act. Transferee understands that the Shares have not been registered under the 1933 Act or any state securities laws and may not be assigned, sold or otherwise transferred without registration under the 1933 Act or any relevant state securities laws or exemption therefrom; that SRGL has no obligation or intention to register any of the Shares under the 1933 Act or state securities laws, or to permit sales pursuant to Regulation A under the 1933 Act; and that Transferee must therefore bear the economic risk of holding the Shares for an indefinite period of time.

(e)          Transferee has been given access to all information regarding the financial condition and the proposed business and operations of SRGL that Transferee has requested in order to evaluate its investment in the Shares. Transferee has had the opportunity to ask questions of, and to receive answers from, persons acting on behalf of the SRGL and the Transferor concerning the terms and conditions of the Shares, and to obtain any additional information desired by Transferee with respect to the Shares and SRGL.

(f)           Transferee is a “qualified purchaser” as defined in Section 2(a)(51) of the 1940 Act and related rules promulgated by the Securities and Exchange Commission.

4.            Representations and Warranties of Transferor. Transferor represents and warrants to Transferee that:

(a)          Immediately prior to the transfer hereunder to Transferee of the Shares, Transferor had valid title to the Shares, free and clear of all liens, security interests, charges or other encumbrances whatsoever, and delivery of the Shares to Transferee, against payment therefor as herein provided, has transferred valid title to such Shares to Transferee, free and clear of all liens, security interests, charges or other encumbrances whatsoever; and

(b)          Transferor has full power and authority to sell, transfer and deliver all such Shares to Transferee, and such sale, transfer and delivery will not violate any provision of law or any agreement or other arrangement to which Transferor is a party or by which Transferor or any of its assets and properties are bound or affected.

(c)          Transferor (either alone or with its advisor(s), if any) has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of the transactions contemplated by this Agreement and making an informed decision regarding the sale of the Shares.

(d)          the execution and delivery by the Transferor of this Agreement and the performance by the Transferor of its obligations under this Agreement do and will not, whether with or without notice, lapse of time, or both (i) result in any breach of any of the provisions of, (ii) constitute a default or event under, (iii) give any third party the right to terminate, (iv) result in the creation of any lien, security interest, charge or encumbrance on any assets of the Transferor, or (v) require any authorization, consent, approval, exemption or other action by or notice to any other third party, except as has been obtained prior to the date hereof, under (x) any agreement to which the Transferor is a party or by which any assets or properties of the Transferor are bound, (y) any judgment, order or decree to which the Transferor is subject or by which any assets or properties of the Transferor are bound, or (z) any law statute, rule or regulation to which the Transferor is subject or by which any assets or properties of the Transferor are bound.

(e)          this Agreement constitutes a valid and binding obligation of the Transferor, enforceable against the Transferor in accordance with its terms.

5.            Acceptance by Transferee. The Transferee assumes and agrees to perform all of Transferor’s obligations under the Transaction Documents and agrees to be bound by each of the Transaction Documents, as it pertains to the Shares, as if the Transferee had executed a counterpart of such Transaction Document. Upon its acknowledgement hereof, SRGL consents to the assignment of the Shares and the rights and obligations under the Transaction Documents pertaining to the Shares effected hereby.

6.            Survival. The representations and warranties and covenants set forth in this Agreement shall survive the execution and delivery of this Agreement and transfer of the Shares to the Transferee.

7.	Miscellaneous.

(a)          This Agreement shall not be assignable by any party hereto without the consent of all such parties. This Agreement shall be binding on and inure to the benefit of the legal representatives and permitted successors and assigns of the parties hereto. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute by one and the same instrument. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflicts of law principles thereof.

(b)          Transferee hereby represents and warrants to Transferor that Transferee is not relying upon any representation, warranty, oral statement or other information furnished by or on behalf of Transferor or SRGL whatsoever in making the purchase of the Shares, other than the express representations and warranties of Transferor set forth above.

(c)          Transferor agrees to cooperate with Transferee and SRGL and shall promptly execute and deliver at its own expense or cause to be executed and delivered such further instruments (including without limitation amendments and supplements to the Transaction Documents reflecting the transactions contemplated hereby) and take or cause to be taken such further actions as Transferee may reasonably deem necessary or desirable to carry out the terms and provisions of this Agreement.

(d)          This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

(e)          All notices to Transferee sent pursuant to this Agreement shall be delivered to Transferee at:

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Execution

Intending to be legally bound hereby, the parties have executed this Agreement as of the date first above written.

Transferor:	MassMutual Capital Partners LLC

By:
Name:
Title:

Transferor’s Telephone Number		Name of bank/financial institution Receiving funds on behalf of Transferor

Transferee: Benton Street Partners III, L.P.

By:	Benton Street Advisors, Inc., its general partner

By:	Babson Capital Management LLC, its sole owner/member

By:
	Signature of person signing for Transferee or for its trustee or other representative	Street Address

	Title of person signing	City, State and Zip Code

	Transferee’s Telephone Number	Name of bank/financial institution transferring funds on behalf of Transferee

Dollar amount of Purchase Price $80,800,200.